April 30, 2007

Alpharma Reports First Quarter 2007 EPS of $0.28

Bridgewater, NJ    April 30, 2007    Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced first quarter 2007 diluted earnings per share ("EPS") of $0.28 versus EPS from continuing operations of $0.13 in the first quarter of 2006. 2006 results included $19.4 million ($0.24 EPS) of charges related to the prepayment of debt. Revenue in the first quarter of 2007 increased 5.7% versus the first quarter of 2006, with gains in each of the company's three businesses. Operating income in the first quarter of 2007 decreased $10.0 million compared to last year's first quarter, reflecting $10.4 million of increased research and development ("R&D") spending, primarily related to the company's abuse-deterrent pain product platform in the Pharmaceuticals business.

"First quarter results were solid with revenue gains in all three businesses," commented Dean Mitchell, Alpharma's President and Chief Executive Officer. "Operating margins reflect the significant R&D investments we are making in support of our abuse-deterrent pain product platform. In addition to our financial results, we made progress on our key growth initiatives and announced two business development agreements, one in Pharmaceuticals and one in Animal Health. In order to further support business development activity, we successfully completed a $300 million convertible notes offering in March. Finally, we were delighted to announce that two individuals with excellent credentials have been nominated for addition to our Board, and I am excited at the prospect of working with them as we continue executing the company's growth strategy. I would like also to thank Ingrid Wiik and Glen Hess who are leaving the Board after many years of dedicated service."

The company's cash and cash equivalents balance at March 31, 2007 was $400 million and debt totaled $300 million, reflecting the company's recent convertible notes offering. Earnings before interest, taxes, depreciation, and amortization ("EBITDA") in the first quarter of 2007 were $29.3 million and free cash flow was a negative $11.6 million, reflecting the timing of certain payments and investments in R&D. Free cash flow is based on operating cash flow less capital expenditures and purchased intangibles. The company uses both EBITDA and free cash flow as measures of liquidity to invest in growth initiatives.

Business Reviews

Pharmaceuticals: Revenues of the company's branded pharmaceuticals product, KADIAN®, increased 6% to $34.5 million in the first quarter of 2007, compared to $32.6 million in 2006. Wholesaler inventory levels were slightly below 1.5 months at the end of the first quarter, consistent with year-end 2006 levels. In 2006, the company reduced wholesaler inventories from approximately 2.8 months at March 31, to approximately 1.5 months at December 31. The company currently has distribution service agreements with its three largest wholesalers.

First quarter 2007 reported KADIAN® prescriptions(1) increased 2% versus the first quarter of 2006 and on a sequential basis declined 2% from the fourth quarter of 2006. Reported prescription data in 2006 included prescriptions related to the company's voucher program which was discontinued at the end of 2006. Excluding voucher- related prescriptions, first quarter 2007 KADIAN® prescriptions(1) grew 7% versus the first quarter of 2006 and on a sequential basis, KADIAN® prescriptions were flat versus the fourth quarter of 2006.

Pharmaceuticals research and development spending increased $9.5 million in the first quarter of 2007 compared to 2006, principally related to investments in the abuse-deterrent opioid product development programs. R&D spending in the quarter also included a $1.5 million payment related to the company's recently announced agreement with Tris Pharma, Inc. ("Tris"), a privately owned specialty pharmaceutical company engaged in the research and development of drug delivery technologies. Under the terms of the agreement, Alpharma will gain access to the Tris LiquiXRTM technology, a novel and proprietary drug delivery platform for sustained release products in liquid form. The company plans to use this technology to develop an oral liquid product complementary to the company's KADIAN® solid dose product line. In addition, the company is collaborating with Tris to leverage its technology to further improve the attributes of the KADIAN® product line.

Selling, general and administrative ("SG&A") expenses increased $2.1 million in the quarter versus the first quarter of 2006 for programs and infrastructure needed to support the company's growth initiatives. As a result of the planned increases in R&D and SG&A expenses to support growth initiatives, Pharmaceuticals reported an operating loss of $2.1 million in the first quarter of 2007, compared to operating income of $7.7 million in 2006.

1) Source: Monthly Wolters Kluwer Health data

On September 29, 2006, Pharmaceuticals reported positive results from a Phase II multi-dose clinical efficacy and pharmacokinetic trial for its abuse-deterrent, extended-release morphine product. The goal of this study was to demonstrate that the company's proprietary abuse-deterrent technology for long-acting morphine does not impact the safety or efficacy of the product. This goal was achieved, establishing a framework for an abuse-deterrent platform and multiple product opportunities. Phase III activities on this new product continued on schedule in the first quarter of 2007, and the company continues to target an NDA filing in the first half of 2008. These clinical activities have been designed within the framework of a Special Protocol Assessment that has been agreed to by the FDA.

Pharmaceuticals' other growth initiatives include the expansion of the KADIAN® product offering with additional line extensions. In 2007, the company has received FDA approval for two new line extensions: KADIAN® 10mg and 200mg dosage strengths. The company launched the 200mg line extension in April 2007 and is preparing to launch the 10mg dosage strength later in 2007. Including these new line extensions, KADIAN® will be offered in 8 dosage strengths, providing physicians added flexibility to more effectively titrate doses to treat pain. The KADIAN® product offering will now have both the broadest range and the largest number of dosage strengths in the long-acting opioid market.

The company previously conducted and submitted clinical work to the FDA demonstrating that the consumption of alcohol does not impact KADIAN® performance. As a result, the company has recently obtained labeling from the FDA that the company believes will provide positive competitive differentiation.

Active Pharmaceutical Ingredients ("API"): API first quarter revenues increased 10% to $49.8 million in 2007 compared to $45.2 million in 2006. Excluding currency effects, revenues increased 8% over 2006 levels driven by increased sales of vancomycin.

Operating income in the first quarter of 2007 was $12.8 million versus $16.5 million in 2006. Operating margins in the first quarter of 2007 were 25.7% versus margins of 36.5% in the first quarter of 2006. 2007 margins, excluding the unfavorable year-over-year impact of currency, were 30.2%. First quarter 2006 margins were positively impacted by product mix.

In June 2006, the company announced that it had reached an agreement with a Chinese supplier, Hisun Pharmaceutical Co., Ltd. Subject to regulatory approvals, this will enable the company to double the manufacturing capacity of vancomycin over the next three years. Work continued in the first quarter of 2007 to prepare this site for regulatory approval, which the company expects to obtain in 2008.

One of the key expansion initiatives in this business is forward integration into the injectable vial product dosage form of several of its APIs. The required capacity expansion continues as planned, with completion targeted for the first half of 2008.

Animal Health ("AHD"): First quarter revenues increased 3% to $83.8 million, compared to $81.7 million in 2006. Operating income in the first quarter of 2007 was $17.1 million versus $17.0 million a year ago, and margins were 20.4% in the first quarter of 2007, versus 20.8% in the first quarter of 2006. 2007 operating income was favorably impacted by approximately $2.1 million of closed facility exit cost adjustments and related asset sales.

In 2007, AHD has targeted 20 approvals to enable it to sell existing products in new regions to support its program of geographic expansion, and in the first quarter has obtained 6 approvals. AHD also received 3 approvals for new indications and product combinations for existing products, versus a full year target of 7.

In April 2007, the company announced it acquired the assets of Shenzhou Tongde Pharmaceutical Co. Ltd ("Tongde") in Shenzhou City, China. Tongde, a supplier to the company's Animal Health business, currently manufactures and markets zinc bacitracin with annual sales of approximately $5 million. Following the acquisition, the company will continue to support the current customer base of Tongde while also exporting the product to other markets.

First Quarter Comparison of Other Consolidated Income Statement Items Related to Continuing Operations

Selling, general and administrative expenses increased $2.0 million to $63.2 million, due primarily to increased operational infrastructure to support the company's growth initiatives. SG&A declined as a percentage of sales from 38.5% in 2006 to 37.6% in 2007.

Research and development expenses increased $10.4 million versus last year's first quarter, primarily due to investments related to Pharmaceuticals' new product development activity. In 2007, research and development was 10.9% of sales, more than double 2006 levels.

Asset impairments and other income in 2007 includes $2.1 million of facility exit cost adjustments and asset sales related to previously closed AHD facilities.

Interest income, net was $1.4 million in 2007 versus $2.8 million in 2006. The change is due to investment income earned on higher average cash balances in the first quarter of 2006 compared to the first quarter of 2007. The decline in average cash in the first quarter of 2007 reflects the December 2006 repurchase of 100% of the company's Class B shares for a total cost of approximately $307 million.

Other income, net was $0.1 million and $0.7 million in 2007 and 2006, respectively.

The company's effective tax rate for both the first quarter of 2007 and 2006 was 35%.

2007 Outlook

The company is reaffirming its 2007 full year EPS outlook of $1.25 to $1.45. This outlook includes the company's first quarter 2007 business development transactions and reflects the issuance of $300 million of convertible notes and the investment of cash proceeds in short-term liquid investments. The outlook excludes future business development transactions, and is based on the following assumptions:

  Pharmaceuticals: Revenue growth in the range of 15% to 20%; an increase in research and development expenses over 2006 levels of $32 to $37 million, principally for incremental spending related to the company's abuse-deterrent pain product platform and the company's recent agreement with Tris. Under the terms of this agreement, the company expects approximately $15 million in expenses related to milestone payments and clinical development costs. Approximately half of these costs are expected to be incurred in 2007, and are included in the outlook. Selling, general and administrative expenses are expected to increase $10 to $15 million over 2006 levels for programs and infrastructure needed to support the company's growth initiatives. In addition, the company anticipates wholesaler inventory levels for the remainder of 2007 to remain consistent with current levels of approximately 1.5 months.

  API: Revenue growth of 6% to 8% versus 2006, and operating margins in the range of 26% to 28%, versus the previous outlook of approximately 28%, reflecting the effects of changes in foreign exchange rates on full year estimated operating margins.

  AHD: Revenue growth of 6% to 8% versus 2006 levels, and operating margins approximating 20%.

  Corporate and unallocated. Expenses approximately $12 million lower in 2007, principally as a result of certain 2006 expenses related to management retention and transition.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, taxes, depreciation, and amortization (EBITDA), and free cash flow (FCF) representing operating cash flow, less capital expenditures and purchased intangibles. Within this press release, the company has disclosed the impact of certain charges and other items on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2007 outlook assumes no material adverse events contemplated by the risk factors described in the Company's SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006

Alpharma press releases are also available at our website: http://www.alpharma.com.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded pharmaceutical franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss first quarter 2007 results at 8:00 A.M. Eastern Daylight Time on May 1, 2007. A presentation which management will refer to on the call is available at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

U.S. Dial In: (800) 374-0147
International Dial In: (706) 634-5431

Conference ID: 6301034

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from May 1, 2007 at 12:00 PM Eastern Daylight Time until May 15, 2007 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

U.S. Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 6301034

Alpharma Inc.

Consolidated Statement of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Total revenue	$168,081	$158,980
Cost of sales	71,609	62,797
Gross profit	96,472	96,183
Selling, general and administrative expenses	63,192	61,204
Research and development	18,391	7,993
Asset impairments and other (income) expense	(2,070)	--
Operating income	16,959	26,986
Interest income (expense), net	1,387	2,827
(Loss) on extinguishment of debt	--	(19,415)
Other income (expense), net	76	656
Income from continuing operations, before income taxes	18,422	11,054
Provision for income taxes	6,447	3,869
Income from continuing operations	11,975	7,185

Discontinued operations, net of taxes:
Income from discontinued operations	--	1,531
Gain from disposals	--	24,718
Income from discontinued operations	--	26,249

Net income	$11,975	$33,434

Average common shares outstanding:
Basic	42,291	53,520
Diluted	42,845	54,103

Earnings per common share:
Basic
Income from continuing operations	$0.28	$0.13
Income from discontinued operations	--	$0.49
	$0.28	$0.62

Diluted
Income from continuing operations	$0.28	$0.13
Income from discontinued operations	--	$0.49
	$0.28	$0.62

Dividends per common share	--	$0.045

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Three Months Ended March 31,	Revenues		Operating income (loss)
	2007	2006	2007	2006
Pharmaceuticals	$34.5	$32.6	($2.1)	$7.7
Operating Margin			-6.1%	23.6%
Active Pharmaceutical Ingredients	49.8	45.2	12.8	16.5
Operating Margin			25.7%	36.5%
Animal Health	83.8	81.7	17.1	17.0
Operating Margin			20.4%	20.8%
Unallocated and Eliminations	--	(0.5)	(10.8)	(14.2)

Total	$168.1	$159.0	$17.0	$27.0
Operating Margin			10.1%	17.0%

ALPHARMA INC.

Consolidated Condensed Balance Sheet
(In thousands)

	March 31, 2007 (Unaudited)	December 31, 2006
Cash and cash equivalents	$ 399,941	$113,163
Other current assets	254,509	240,378
Non-current assets	578,172	573,698
Total assets	$1,232,622	$927,239

Current liabilities	$ 145,505	$155,573
Long-term debt	300,000	--
Deferred taxes and other non-current liabilities	49,286	47,667
Stockholders' equity	737,831	723,999
Total liabilities and stockholders' equity	$ 1,232,622	$927,239